Company Contact: Kevin Scull Wayside Technology Group, Inc. Vice President and Chief Accounting Officer (732) 389-0932 kevin.scull@waysidetechnology.com

WAYSIDE TECHNOLOGY GROUP, INC. REPORTS 2009 SECOND QUARTER RESULTS AND DECLARES QUARTERLY DIVIDEND

- Net income $0.8 million, $.18 per share

- $.15 dividend declared

SHREWSBURY, NJ, July 30, 2009 – Wayside Technology Group, Inc. (NASDAQ: WSTG) today reported financial results for the second quarter ended June 30, 2009. The results will be discussed in a conference call to be held on Friday, July 31, 2009 at 10:00 AM Eastern time. The dial-in telephone number is (866) 238-0637 and the pass code is "WSTG".

This conference call will be available via live webcast – in listen-mode only – at www.earnings.com. A replay will be available on our website at www.waysidetechnology.com.

Total net sales for the second quarter of 2009 amounted to $37.0 million, compared to $48.1 million for the same period in 2008. Sales for the second quarter of 2009 for our Lifeboat segment were $25.0 million compared to $35.0 million in the second quarter of 2008, representing a 28% decrease.  Excluding VMware, Lifeboat’s sales increased by $1.7 million, or 7% compared to the second quarter of 2008. Sales for the second quarter of 2009 for our Programmer’s Paradise segment were $12.0 million, compared to $13.1 million in the second quarter of 2008, representing an 8% decrease.

Total gross profit for the second quarter of 2009 amounted to $4.1 million, compared to $4.3 million for the same period in 2008. Gross profit for the second quarter of 2009 for our Lifeboat segment was $2.5 million, compared to $2.8 million in the second quarter of 2008, representing a 13% decrease. This decrease in gross profit was due to the lower sales volume. Gross profit for the second quarter of 2009 for our Programmer’s Paradise segment was $1.6 million, compared to $1.5 million in the second quarter of 2008, representing a 6% increase. This increase was primarily due to a shift in mix of order size.  We sold more of our smaller, specialized software lines, which typically carry higher margins. As a result, gross profit increased 6% as compared to last year, despite the 8% decrease in revenue as compared to last year.

Total gross profit, as a percentage of net sales, for the quarter ending June 30, 2009, was 11%, compared to 8.9% in the second quarter of 2008.

Cash and marketable securities amount to $16.5 million, representing 68% of our equity as of June 30, 2009. We have no debt.

“During the second quarter of 2009 we delivered solid second quarter results despite the continued recessionary business climate impacting every segment of the economy,” said Simon F. Nynens, Chairman and Chief Executive Officer.

Total selling, general, and administrative ("SG&A") expenses for the second quarter of 2009 were $2.9 million compared to $3.1 million in the second quarter of 2008.

Net income for the second quarter of 2009 amounted to $790,000 or 2.1% of net sales as compared to $823,000 or 1.7% for the same period in 2008.

On July 28, 2009, the Board of Directors declared a quarterly dividend of $.15 per share of its common stock payable August 20, 2009 to shareholders of record on August 13, 2009.

About Wayside Technology Group, Inc.

Wayside Technology Group, Inc. (NASDAQ: WSTG) was founded in 1982 and is a unified and integrated technology company providing products and solutions for corporate resellers, VARs, and developers, as well as business, government and educational entities. The company offers technology products from software publishers and manufacturers such as Microsoft, CA, IBM, VMware, Quest Software, Embarcadero Technologies, SAP Business Objects, Intel, Compuware, Infragistics, ComponentOne, Acresso Software, and Adobe.

Additional information can be found by visiting www.waysidetechnology.com.

The statements in this release concerning the Company’s future prospects are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties include the continued acceptance of the Company’s distribution channel by vendors and customers, the timely availability and acceptance of new products, and contribution of key vendor relationships and support programs. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in our filings with the Securities and Exchange Commission.

–Tables Follow –

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	June 30, 2009	December 31, 2008
	(Unaudited)

ASSETS

Current assets
Cash and cash equivalents	$7,462	$9,349
Marketable securities	8,986	9,367
Accounts receivable, net	22,783	16,940
Inventory - finished goods	937	1,058
Prepaid expenses and other current assets	941	776
Deferred income taxes	661	712
Total current assets	41,770	38,202

Equipment and leasehold improvements, net	541	549
Accounts Receivable Long-Term	6,166	7,860
Other assets	40	66
Deferred income taxes	668	808

Total assets	$49,185	$47,485

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued expenses	24,839	23,396
Total current liabilities	24,839	23,396

Other liabilities	78	205
Total liabilities	24,917	23,601

Commitments and contingencies

Stockholders' equity
Common stock, $.01 par value; 10,000,000 shares authorized, 5,284,500 shares
issued, and 4,774,362 and 4,643,662 shares outstanding, respectively	53	53
Additional paid-in capital	25,078	26,636
Treasury stock, at cost, 510,138 shares and 640,838
shares, respectively	(2,905)	(3,383)
Retained earnings	1,935	567
Accumulated other comprehensive income	107	11
Total stockholders' equity	24,268	23,884
Total liabilities and stockholders' equity	$49,185	$47,485

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS AND COMPREHENSIVE INCOME
(Unaudited)
(In thousands, except per share data)

	Six months ended		Three months ended
	June 30,		June 30,
	2009	2008	2009	2008
Net Sales	$68,782	$88,602	$37,032	$48,096
Cost of sales	61,234	80,559	32,951	43,798
Gross profit	7,548	8,043	4,081	4,298
Selling, general and administrative expenses	5,562	6,016	2,911	3,074
Income from operations	1,986	2,027	1,170	1,224
Interest income, net	274	376	126	142
Realized foreign exchange gain (loss)	(1)	7	-	4
Income before income tax provision	2,259	2,410	1,296	1,370
Provision for income taxes	891	958	506	547
Net income	$1,368	$1,452	$790	$823
Net income per common share - Basic	$0.31	$0.33	$0.18	$0.19
Net income per common share - Diluted	$0.31	$0.32	$0.18	$0.18

Weighted average common shares outstanding - Basic	4,392	4,429	4,400	4,417
Weighted average common shares outstanding - Diluted	4,419	4,519	4,426	4,505

Reconciliation to comprehensive income:

Net income	$1,368	$1,452	$790	$823
Other comprehensive income (loss), net of tax:
Unrealized gain (loss) on marketable securities	(27)	(14)	6	(6)
Foreign currency translation adjustments	123	(71)	170	16
Total comprehensive income	$1,464	$1,367	$966	$833